Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 24, 2005, appearing in the Annual Report on Form 11-K of International Paper Company Salaried Savings Plan and the Annual Report on Form 11-K of International Paper Company Hourly Savings Plan for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Memphis, Tennessee

October 11, 2005